Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the following Registration Statements:
1)Registration Statement (Form S-3 No. 333-228154) of Univar Inc.,
2)Registration Statement (Form S-8 No. 333-205176) pertaining to the Univar Inc. 2015 Omnibus Equity Incentive Plan, the Univar Inc. 2011 Stock Incentive Plan, and the Univar Inc. Employee Stock Purchase Plan, and
3)Registration Statement (Form S-8 No. 333-217757) pertaining to the Univar Inc. 2017 Omnibus Equity Incentive Plan
of our reports dated February 25, 2020, with respect to the consolidated financial statements of Univar Solutions Inc. and schedule and the effectiveness of internal control over financial reporting of Univar Solutions Inc., incorporated by reference in this Amendment No. 1 on Form 10-K/A to the Annual Report (Form 10-K) for the year ended December 31, 2019.

/s/ Ernst & Young LLP
Chicago, Illinois
May 7, 2020